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                                                                    EXHIBIT 11.1

                         AUTHENTIC FITNESS CORPORATION
                   CALCULATION OF NET INCOME PER COMMON SHARE

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                                                                                  FISCAL YEAR ENDED
                                                                      ------------------------------------------
                                                                        JULY 2,        JULY 1,        JULY 6,
                                                                         1994           1995            1996
                                                                      -----------    -----------    ------------

Net income before extraordinary item...............................   $ 9,581,000    $19,474,000    $(39,353,000)
     Extraordinary items -- net of income tax benefit of
       $926,000 -- 1993 and $705,000 -- 1996.......................    (1,591,000)       --           (1,497,000)
                                                                      -----------    -----------    ------------
Net income.........................................................   $ 7,990,000    $19,474,000    $(40,850,000)
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Common stock outstanding:
     Common shares.................................................    13,660,284     17,724,438      17,724,438
     Common shares issued in public offerings during the year......     2,164,835        --            1,756,046
     Shares issued due to exercise of options......................        18,244         54,490         126,926
     Common stock equivalents:
          Series A Warrant(1)......................................     3,618,358      3,618,358         --
     Shares deemed issued for outstanding options using the
       Treasury Stock method(1)....................................       262,091        314,343         --
                                                                      -----------    -----------    ------------
Total weighted average common stock and common stock equivalent
  shares outstanding...............................................    19,723,812     21,711,629      19,607,410
     Net income per share:
          Net income per share before extraordinary item...........   $      0.49    $      0.90    $      (2.00)
     Extraordinary item............................................         (0.08)       --                (0.08)
                                                                      -----------    -----------    ------------
Net income per share...............................................   $      0.41    $      0.90    $      (2.08)
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(1) Common stock equivalents are not included in the fiscal 1996 calculation  of weighted  average shares  of common stock  outstanding as the  impact on net income per share is anti-dilutive due  to the Company's net loss for  fiscal
    1996.

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